Exhibit 10.14

AGREEMENT OF PURCHASE AND SALE

(Willis - 173 acres)

This Agreement of Purchase and Sale (“Agreement”) is entered into by and between Parties identified below.

ARTICLE I

SCHEDULE OF BUSINESS TERMS

The Parties identified below agree to the following Schedule of Business Terms (“Schedule”).

1.1 Acceptance. Seller shall have until 5:00 o’clock p.m., on June___, 2022, to execute this Agreement and return a fully executed original thereof to Purchaser; otherwise, the offer set forth in this Agreement shall be revoked automatically.

1.2 Brokers.

Broker	Commission
Winhill Advisors Kirby	2% of purchase price
(Roy Galvan)

1.3 Closing Date. The Closing shall occur on the date that is thirty (30) days after the expiration of the Inspection Period, or such other earlier date as is otherwise agreed to in writing by Purchaser and Seller.

1.4 Defect Notice. Seller may, upon written notice to Purchaser given within ten (10) days after Seller’s receipt of the Defect Notice, elect to attempt to satisfy the objections set forth in the Defect Notice, if any, by providing a Cure Notice.

1.5 Earnest Money. The amount of Earnest Money is Eighty-Five Thousand and No/100 Dollars ($85,000.00).

1.6 Inspection Period. The Inspection Period shall be a period of sixty (60) days after the Effective Date, as may be extended for an additional sixty (60) days by Purchaser giving written notice to Seller of such election to extend prior to expiration of the Inspection Period and depositing additional earnest money in the amount of $100,000.00 (“Additional Earnest Money”) with the Title Company on or before three (3) business day after the notice of extension.

1.7 Items To Be Delivered By Seller. Seller must deliver the items specified in Section 5.1, to the extent currently in Seller’s possession, to the Purchaser within five (5) days after the Effective Date.

1.8 Notice/Copies.

A. Notice to Seller: A copy of any Notice sent to the Seller shall also be sent to:

Cameron Maxedon

Maxedon Capital Investments

323 Arbor Ridge Lane

Conroe, Texas 77384

Telephone: (936) 525-8448 Office

Email: _______________

And:

Christopher N. Hanno

Stephenson Fournier, PLLC

3355 West Alabama, Suite 640

Houston, Texas 77098

Telephone (713) 600-8320

Email: channo@stephensonlaw.com

B. Notice to Purchaser: A copy of any Notice sent to the Purchaser shall also be sent to:

John R. Krugh

1800 Bering Drive, Suite 350

Houston, Texas 77057

Telephone: (713) 255-0266

Email: john@krughlaw.com

1.9 Parties. The Parties to this Agreement are:

Seller:	CTM Holdings, LLC
Address:	10201 Farrell Road
Willis, Texas 77378
Telephone:	__________________
Email:	cameron@cameronmaxedon.com
Attention:	Cameron Maxedon

Purchaser:	Maple X, INC
Address:	5847 San Felipe, Suite 4675
Houston, Texas 77057
Telephone:	(832) 804-9680
Email:	itiel@mapledevelopmentgroup.com
Attention:	Itiel Kaplan

1.10 Property. The Property consists of approximately 171.838 acres as described in Exhibit “A”, which is attached hereto and incorporated herein by reference and is a/k/a 10201 Farrell Road, Willis, Tx 77378.

1.11 Purchase Price. The Purchase Price for the Property is: Eight Million, Six Hundred No/100 Dollars ($8,600,000) based on $50,047.13 per gross acre to be adjusted based on a new survey, payable all in cash or in current funds at the Closing (hereinafter defined), and subject to the offsets and credits described herein

1.12 Title Company. The Title Company is Riverway Title, 5 Riverway, Suite 300, Houston, Tx 77056, Attention: Andrew Wheat; 713-266-2599.

1.13 Title Review Period. The Title Review Period shall expire forty-five (45) days after the Effective Date.

ARTICLE II

TERMINOLOGY AND DEFINITIONS

The Schedule and Exhibits attached to this Agreement are incorporated herein by reference. Titles or captions contained in this Agreement, including the Schedule and Exhibits, are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All references to “Schedule” or “Section” in this Agreement shall refer to the Schedule and Sections of the Agreement, unless otherwise noted.

As used herein:

2.1 “Agreement” means this Agreement of Sale between Seller and Purchaser.

2.2 “Cure Notice” means written notice from Seller to Purchaser of any title or survey objections that Seller is willing to satisfy.

2.3 “Defect Notice” means written notice from Purchaser to Seller during the Title Review Period of such objections as Purchaser may have to anything contained in the Survey or Title Commitment.

2.4 “Effective Date” means the date on which the Title Company acknowledges receipt of this Agreement, executed by Seller and Purchaser.

2.5 “Independent Consideration” means One Thousand and No/100 Dollars ($1,000.00) of the Earnest Money.

2.6 “Leases” means all information in the current possession of Seller (including copies of documents) concerning any leases (including oil and gas leases),

2.7 “Survey” means a current on-the-ground survey of the Property dated subsequent to the Effective Date, prepared by the Surveyor, which is approved by Purchaser and Seller, which approval shall not be unreasonably withheld or delayed.

2.8 “Surveyor” means by a licensed professional surveyor acceptable to Purchaser.

2.9 “Title Commitment” means a current commitment from the Title Company for the issuance of a Title Policy by an underwriter acceptable to the Purchaser, together with best available copies of all instruments referred to in the commitment as conditions or exceptions to title to the Property, including items listed in Schedule C of the commitment.

2.10 “Title Policy” means an Owner’s Policy of Title Insurance in a face amount equal to the Purchase Price issued by the Title Company as agent for an underwriter acceptable to Purchaser on the standard form in use in the State of Texas, insuring good and indefeasible fee simple title to the Property in the Purchaser and containing:

(1)	The Permitted Exceptions;

(2)	the standard printed exceptions;

(3)	the exception relating to restrictions affecting the Property shall be deleted, except for such restrictions as may be included in the Permitted Exceptions;

(4)	at Purchaser’s sole cost and expense, the exception relating to discrepancies, conflicts, or shortages in area or boundary lines or any encroachment or overlapping of improvements which a survey may show shall be amended to read “shortages in area” only; and

(5)	the blank in the printed exception for standby fees and taxes shall show the year of Closing; provided, however, if standby fees or taxes for the current year are due and payable at the time of Closing, Seller and Purchaser shall each pay such standby fees and taxes at or prior to Closing applicable to each such party’s period of ownership for the calendar year in which Closing occurs, and such exception shall except only to the standby fees and taxes for the year following the Closing and subsequent years; and

(6)	the exception for Rights of Parties in Possession shall be deleted.

ARTICLE III

THE PROPERTY

For the consideration and upon the terms and conditions contained herein, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller the Property, together with all the rights and appurtenances pertaining thereto. The Property shall be conveyed to Purchaser together with all of Seller’s right, title, and interest in and to: (i) any and all adjacent strips and gores between the Property and any abutting properties, and any land lying in or under the bed of any creek, stream, or waterway or any highway, avenue, street, road, alley, easement, or right-of-way, upon or proposed, in, on, across, abutting, or adjacent to the Property; (ii) all utilities, sewage treatment capacity and water capacity serving or which will serve the Property; and (iii) any easements, leases, rights-of-way, rights of ingress or egress. Seller shall retain and reserve any right, title and interest in and oil, gas or other minerals however Seller shall convey the Property to Purchaser with a surface control or waiver included either in the special warranty deed or separate instrument executed by the Seller for the mineral estate that Seller retained, if any, and delivered at Closing.

Seller hereby discloses to Purchaser that the Property is subject to1 (A) the reversion rights of RMDMG, Ltd. under that certain Development Agreement, dated September 28, 2020, as amended by that certain Addendum to Development Agreement, dated December 3, 2020, and the related unrecorded Memorandum of Possibility of Reverter, dated September 28, 2020, as amended by that certain unrecorded Amended Memorandum of Possibility of Reverter (the “Development Agreement”); and (B) that certain Facilities Agreement (Operations, Water, Drainage, Recreational Facilities and Roads) dated August 19, 2019 by and between M-Texas and Conroe Municipal Management District No. 2 (the “Facilities Agreement”). The above documents will be delivered to Purchaser within five (5) business days following the Effective Date.

[1]	NTD: Seller will provide a recorded release of the Purchase Option.

ARTICLE IV

EARNEST MONEY

Within three (3) business days after the Effective Date, Purchaser shall deliver the Earnest Money to the Title Company. The Title Company shall promptly negotiate the check for cash and hold the proceeds thereof as Earnest Money hereunder in an interest-bearing account, insured by the applicable governmental authority providing insurance of accounts and backed by the full faith and credit of the United States Government. Any interest accruing on such account prior to the time such Earnest Money becomes the property of Seller or Seller gains the rights thereto, shall be reported for tax purposes under the tax identification number of Purchaser. After such time as Seller becomes entitled to the Earnest Money, the interest accruing or paid shall be reported under Seller’s tax identification number. All interest accruing on the Earnest Money shall be added to the account and shall be considered as part of the Earnest Money for the purposes of this Agreement. If the Earnest Money is not deposited with the Title Company, this Agreement shall not become effective and neither party shall incur any liability to the other hereunder and this Agreement shall be null and void for all purposes. The Earnest Money shall be applied at Closing against the Purchase Price for the Property if Closing occurs. Otherwise, the disposition of the Earnest Money shall be determined as provided elsewhere in this Agreement. Purchaser and Seller agree that the Independent Consideration (i) has been bargained for and agreed to by the parties as consideration for Seller’s execution and delivery of this Agreement, (ii) is nonrefundable and will be retained by Seller notwithstanding any other provisions of this Agreement and (iii) shall be paid to and released to Seller by the Title Company within one (1) business day after the Title Company’s receipt of the Earnest Money.

ARTICLE V

SURVEY, TITLE AND INSPECTION PERIOD

5.1 Items To Be Delivered by Seller. Within the time period specified in the Schedule, Seller shall deliver to Purchaser, at Seller’s expense, the following, to the extent currently in Seller’s possession:

(a)	The Survey. The most recent Survey of the Property currently in Seller’s possession. Seller agrees to sign an Affidavit for the benefit of the Title Company stating that there have been no improvements to the Property since the date of the Survey. Purchaser, at Purchaser’s sole cost and expense may obtain a new Survey on or before 45 days after the Effective Date. The new Survey shall: (i) meet or exceed the standards for a Category IA, Condition I or II, as applicable, survey (as defined by Standards for Land Surveys and Specifications for Categories of Surveying of the Texas Surveyors Association); (ii) set forth the gross acreage within the Property; (iii) locate and show the size of any portion of the Property which is currently located in a flood plain or other flood hazard area according to any of the applicable city maps, the Flood Insurance Rate Maps or the Flood Hazard Boundary Maps, issued by the Department of Housing and Urban Development, the Federal Insurance Administration, or the Federal Emergency Management Agency; (iv) locate all existing improvements, easements and rights-of-way (including applicable recording data), encroachments, conflicts, and protrusions affecting the Property and significant matters observed by the Surveyor, whether or not of record; (v) reflect the location and size of all gas, electrical, water, and sewer lines, wires and cable crossings, and anchors or guy wires located on the Property; (vi) show the location of all required building set back lines; (vii) show the location of abutting dedicated public streets providing access to the Property, and all sidewalks, curbs, and driveways; and (viii) show the location and type of fences and other improvements along the boundaries. The surveyor’s certificate shall be in a form acceptable to Purchaser, any lender that will advance all or a portion of the Purchase Price to Purchaser, and the Title Company. Purchaser shall deliver a copy of any new Survey to Seller within one (1) business day after Purchaser’s receipt of such new Survey, and in any event prior to expiration of the Inspection Period. Failure by Purchaser to deliver a copy of a new Survey to Seller within the time and as otherwise provided herein will constitute a waiver by Purchaser of any defects or conditions that could have been disclosed by such Survey. The legal description of the Property contained in the new Survey, if different from the description contained in Exhibit “A”, shall be substituted for the description of the Property contained in Exhibit “A” upon approval by both Purchaser and Seller, and the Agreement shall be deemed amended by the substitution of the legal description of the Property contained in the new Survey for the description of the Property contained in Exhibit “A”. The Purchase Price shall be adjusted based on the legal description for the new survey. If Purchaser obtains a new survey, the cost of the new survey will be at Purchaser’s sole expense.

(b)	Intentionally omitted.

(c)	Copies of the ad valorem tax statements covering the Property for the years prior to the date of the Agreement (or the period of time Seller has owned the Property, whichever is less) and, if and when available, for the current year.

(d)	All information in the possession of Seller concerning the Property including, but not limited to, all plans for the development of the Property, all soil reports, traffic studies, engineering studies, and environmental reports, utility and drainage improvement information pertaining to the Property, all information relating to obtaining the approval of local governing bodies for development of the Property, all information regarding present or future zoning of the Property, and all information concerning availability of storm sewers, sanitary sewers, streets, water, or utilities.

(e)	Any Leases.

5.2 Title Review Period. Within twenty (20) days after the Effective Date, Seller will deliver or cause to be delivered to Purchaser the Title Commitment and best available copies of the instruments referenced in the Title Commitment. Purchaser shall have until the end of the Title Review Period to review the Survey and Title Commitment and to deliver to Seller the Defect Notice. If Purchaser fails to deliver the Defect Notice to Seller on or before the expiration of the Title Review Period, Purchaser will be deemed to have approved the title as reflected by the Title Commitment and Survey except for the Non-Permitted Liens (as hereinafter defined). All mortgages, deeds of trust, and other liens voluntarily granted by Seller against the Property and that certain lien affidavit dated May 5, 2020, recorded under Montgomery County Clerk’s File Number 2020046209 (collectively, the “Non-Permitted Liens”) shall automatically be deemed an objection by Purchaser, which Seller shall cure, at or prior to Closing. If there are any other objections by Purchaser, Seller may attempt to satisfy such objections within the number of days specified in Section 1.4 Schedule by providing a Cure Notice, but Seller assumes no legal obligation to do so, expend any money, file suit or delay Closing. If Seller fails to deliver the Cure Notice, Seller will be deemed to have elected not to satisfy any of Purchaser’s objections other than the Non-Permitted Liens. If Seller fails to timely deliver the Cure Notice, then prior to the expiration of the Inspection Period, Purchaser may, as its sole and exclusive remedy, either waive such uncured objections and accept such title as Seller is able to convey or terminate this Agreement. Any item: to which Purchaser does not object or which Purchaser waives in writing or is deemed to have approved pursuant to this Section 5.2, shall be deemed a “Permitted Exception”. If Purchaser terminates this Agreement as provided for herein, then the Earnest Money, less the Independent Consideration (which shall be retained by Seller), shall be returned immediately to Purchaser, and neither Seller nor Purchaser shall have any further right or obligation hereunder.

5.3 Inspection Period. Purchaser shall have until the end of the Inspection Period, subject to extension as expressly provided for herein, to conduct an examination of the Property and to review such other matters as Purchaser deems necessary (including, without limitation, a physical inspection, an appraisal, a Phase I Environmental Assessment [but not a Phase II Environmental Assessment unless recommended by a Phase I Environmental Assessment], and an engineering inspection of the Property) to determine the suitability of the Property for Purchaser’s needs the “Inspection Period”). Seller will permit Purchaser and such persons as Purchaser may designate to undertake a thorough inspection of the Property, including engineering and environmental studies, meeting with various municipalities, etc., all with the cooperation and written consent of Seller where required, provided that, notwithstanding anything herein to the contrary, any documents, instruments or applications which would be binding on the Property prior to Closing shall be subject to Seller’s prior written consent, which may be withheld in its sole and absolute discretion. Purchaser and its representatives shall not damage the Property during the course of its inspections and Purchaser shall promptly repair and restore in a workmanlike manner any damage to the Property. Purchaser will give Seller written notice each time it intends to enter upon the Property no less than 24 hours prior to any such entry and such notice to also include which test(s) or inspection(s) Purchaser intends to conduct on the Property. All tests and inspections shall be non-invasive and conducted in a good and workmanlike manner and in conformance with all applicable governmental and industry standards. Purchaser shall provide Seller with copies of all findings and reports generated pursuant to such tests and inspections. Seller shall be permitted to have a representative present at all times in which Purchaser enters the property and/or conducts any tests on the Property. Prior to entering the Property, Purchaser will cause its agents who enter the Property to provide, Seller with a certificate of insurance evidencing Purchaser’s or such entrant’s general liability insurance coverage of a minimum of Two Million Dollars ($2,000,000.00) in the aggregate and a minimum of One Million Dollars ($1,000,000) per occurrence and naming Seller as an additional insured. Purchaser will keep, and will cause all of its agents, employees, and consultants to keep, all information or data obtained from any review of the records, inspection, test, or report confidential, except for disclosures required by law or in connection with litigation concerning the Property, which obligation shall survive Closing or termination of this Agreement. Purchaser shall, and hereby does, indemnify and hold Seller harmless from any damage, loss, liability, or expense (including attorneys fees) arising out of Purchaser’s inspection; which indemnity shall survive closing or termination of this Agreement. In the event that Purchaser, in its sole discretion, determines that the Property is not suitable for its needs, then Purchaser may terminate this Agreement on or prior to the expiration of the Inspection Period. In the event Purchaser delivers such written notice (email is acceptable) to Seller pursuant to this Section 5.3: (a) this Agreement shall terminate; (b) the parties shall have no further obligation or liability to the other hereunder; (c) in consideration for signing this Agreement and granting the Inspection Period, Seller shall retain the Independent Consideration; and (d) the balance of the Earnest Money shall be refunded to Purchaser. This right of termination is exercisable by Purchaser in its sole discretion for any reason whatsoever, subject to the terms and conditions herein. If Purchaser does not timely give written notice of its election to terminate this Agreement, Purchaser will be deemed to have been accepted the condition of the Property, Purchaser may not thereafter terminate this Agreement pursuant to this Section 5.3, and the Earnest Money shall be non-refundable but applicable to the Purchase Price if and when Closing occurs.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Representations and Warranties of Seller. To the Seller’s current, actual knowledge, Seller makes the following warranties and representations which shall be true and correct as of the Effective Date and, to the current, actual knowledge of Seller, on the Closing Date:

(a)	Seller has good and indefeasible fee simple title to the Property, and at the Closing, Seller will have and will convey to Purchaser, good and indefeasible fee simple title to the Property, free and clear of all liens, defects, encumbrances, conditions, exceptions, restrictions, or other matters affecting title except the Permitted Exceptions and the Development Agreement and the Facilities Agreement.

(b)	Intentionally omitted.

(c)	There is no litigation or proceeding pending or, to the current, actual knowledge of Seller, threatened against the Property, and no pending, or, to the knowledge of Seller, threatened or contemplated condemnation actions or special assessments of any nature with respect to the Property. To Seller’s current, actual knowledge, there are no donations or payments to or for schools, parks, fire departments, homeowner associations or any other such entity which are required to be made by the owner of the Property. Seller has received no written notice from any governmental entity with regard to any required dedication of any of the Property.

(d)	Seller is, and at Closing will be, authorized and permitted to enter into this Agreement and to perform all covenants to be performed by Seller hereunder, and Seller’s right to execute this Agreement is not limited by any other agreements. The person signing this Agreement has been authorized by Seller to do so.

(e)	Seller has no current, actual knowledge of any fact or condition which would result in the termination of any current access to or from the Property to any presently existing highways, roads or rights-of-way on or adjoining the Property.

(f)	Seller has no current, actual knowledge of any pending or contemplated change in any regulation or private restriction, any pending or threatened judicial or administrative action, or any action pending or threatened by third parties applicable to the Property.

(g)	Seller (or if Seller is a disregarded entity, Seller’s sole member) is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.

(h)	To Seller’s current, actual knowledge, no part of the Property (A) has been used as a land fill or for the storage or disposal of any hazardous or toxic materials in violation of applicable laws, and (B) contains any materials, whether brought to the Property, deposited thereon, used on the Property, generated on the Property as a product or by-product of activities on the Property, or otherwise: (i) that are or contain polychlorinated bi-phenyls (PCB’s) in violation of applicable laws; (ii) that are wastes or other regulated substances under the Resource Conservation and Recovery Act and/or the regulations promulgated or adopted thereunder; (iii) that are hazardous substances or other regulated substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended (or regulations promulgated, adopted or incorporated thereunder) which are in violation of applicable laws; or (iv) that are otherwise classified as hazardous or regulated substances under any federal or applicable state law or regulation and are in violation of applicable laws. To Seller’s current, actual knowledge, there are no underground storage tanks on the Property. Seller has not used the Property as a landfill or as a dump for garbage or refuse.[2]

6.2 Covenants of Seller. Seller covenants that, from and after the Effective Date, Seller shall:

(a)	Subject to Section 5.3, give Purchaser and Purchaser’s agents and representatives full access to physically inspect the Property and to make such inspections, surveys, test borings, soil analyses, and other tests and surveys thereon as Purchaser shall deem advisable. To the extent current in Seller’s possession and so long as Seller is not required to incur any additional cost or expense, Seller shall furnish Purchaser such additional information concerning the ownership, management, operation and the condition of the Property as Purchaser may reasonably request. The expenses of Purchaser’s investigation shall be borne solely by Purchaser.

[2]	NTD: The prior Section 6.1(h) was removed because there was substantially similar language to this new Section 6.1(h).

(b)	Not: (i) perform any grading or excavation or construction on the Property; (ii) create or permit any lien or other encumbrance affecting the Property, other than the lien for taxes not yet due and payable and existing liens to be released at the Closing; (iii) commit any waste or nuisance upon the Property; (iv) impose any easements, covenants, conditions, or restrictions on the Property; (v) institute or voluntarily participate in any annexation, zoning, platting, or other governmental action regarding the Property; or (vi) other than with respect to the Farm House, the Farm Items and the Farm Lease, enter into or modify any lease or contract which affects the Property.

(c)	Promptly advise Purchaser in writing, whether received by Seller before or after Closing, of any written notices concerning the Property that Seller receives of any litigation, arbitration, or administrative hearing concerning the Property.

(d)	Cause at or prior to Closing the release of all Non-Permitted Liens against the Property.

(e)	At Seller’s sole cost and expense, Seller shall: (i) effective as of the Closing Date, terminate or cause to be terminated, all management, maintenance, service, or other contracts affecting the Property; and (ii) from and after the Effective Date until Closing, perform all of Seller’s obligations under any contracts pertaining to the Property (including all leases) and promptly notify Purchaser of any default thereunder.

(f)	Operation of Property. During the contract period, Sellers will not enter into any written agreements affecting the Property which might become binding upon Purchaser or the Property after closing, without Purchaser’s written approval, not to be unreasonably withheld, conditioned or delayed prior to expiration of the Inspection Period.

(g)	Seller, at no expense to Seller, shall reasonably cooperate with Purchaser in Purchaser’s efforts to obtain utility commitments and/or confirmations for its development of the Property, and authorizes Purchaser to freely contact all applicable governmental authorities in connection with obtaining such utility commitments or confirmations or performing any other related due diligence investigations. Seller hereby agrees that it will sign any reasonable authorizations required by such governmental authorities in connection with Purchaser requesting information about utilities or any such other related due diligence inquiries and/or requests for information, provided that Seller is not required to incur any liability by reason of such request and further provided that such instruments will not be binding upon the Property prior to Closing. Seller further agrees that it will, at closing, execute all documents necessary to transfer to Purchaser any utility capacity commitments issued in Seller’s name with respect to the Property, provided such instruments are in a form reasonably acceptable to Seller.

6.3 Knowledge Standard. The terms “to the current, actual knowledge of the Seller,” “to Seller’s knowledge,” and other phrases of like substance shall mean the current, actual knowledge of Cameron Maxedon, and shall not be construed to refer to the knowledge of any other officers, directors, partners, agents, or employees of Seller, and shall in no event be deemed to include imputed or constructive knowledge. The reference herein to Cameron Maxedon is used solely as a basis to define the scope and limit of Seller’s knowledge and shall not cause such person to incur any personal liability for anything in connection with this Agreement, or the transactions contemplated hereunder, including, without limitation, any breach of Seller’s representations or warranties.

6.4 Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller the following warranties and representations which shall be true and correct as of the Effective Date and on the Closing Date:

(a)	Purchaser has full right, authority and capacity to enter into this Agreement and to consummate the transactions contemplated herein.

(b)	The person executing this Agreement and all documents to be delivered to Seller hereunder on behalf of Purchaser is and shall be duly authorized to do so.

(c)	This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

(d)	There are no material legal or administrative proceedings pending or, to the best of Purchaser’s knowledge, threatened against or affecting Purchaser.

(e)	No consent, approval or other action of, or filing or registration with any governmental agency, commission or officer is required in connection with the execution or performance by Purchaser of this Agreement or any of the transactions provided for hereunder.

(f)	There has not been filed by or against Purchaser a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee.

6.5 Survivability; Remedies. The representations and warranties in this Agreement shall survive the Closing for a period of twelve (12) months. If, prior to Closing, Purchaser discovers that any of Seller’s representations and warranties in this Agreement are inaccurate in any material respect prior to the Closing, Purchaser’s sole and exclusive remedy (Purchaser hereby waiving all other remedies), shall be either to (i) terminate this Agreement by giving notice to Seller prior to the Closing Date, in which event the Earnest Money, less the Independent Consideration (which shall be retained by Seller), will be refunded to Purchaser, or (ii) waive such representation and warranty in its entirety and proceed to the Closing. If, prior to Closing, Seller discovers that any of Purchaser’s representations and warranties in this Agreement are inaccurate in any material respect prior to the Closing, Seller’s sole and exclusive remedy (Seller hereby waiving all other remedies), shall be either to (i) terminate this Agreement by giving notice to Purchaser prior to the Closing Date, in which event the balance of the Earnest Money will be delivered to Seller, or (ii) waive such representation and warranty in its entirety and proceed to the Closing. Notwithstanding anything to the contrary contained herein the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser under this Agreement shall, under no circumstances whatsoever, exceed 1.5% of the Purchase Price under this Agreement. Purchaser agrees to first seek recovery under any insurance policies, title policies, and other applicable agreements prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser to the extent Purchaser’s claim is actually satisfied from such insurance policies, title policies, or other applicable agreements.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING/CONDEMNATION

7.1 Conditions Precedent to Purchaser’s Performance. The obligation of Purchaser to close the transaction described in this Agreement shall be subject to the following conditions precedent:

(a)	All the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Effective Date and on the Closing Date in all material respects, and Seller shall have complied with all covenants and agreements of Seller set forth herein.

(b)	Seller shall have tendered performance of all of its obligations required by this Agreement.

(c)	None of the Sellers or any of the Property shall be subject to any pending or threatened bankruptcy proceeding or similar proceeding at Closing; and

In the event that any of the above conditions are not satisfied or waived in writing by Purchaser prior to the Closing, Purchaser may terminate this Agreement by delivery of written notice to Seller on or before the Closing Date. In the event of termination pursuant to this section, the Earnest Money, less the Independent Consideration (which shall be retained by Seller), shall be immediately refunded to Purchaser free of any claims by Seller.

7.2 Condemnation. If, prior to the Closing, condemnation proceedings are threatened or commenced with respect to any portion of the Property, Purchaser may terminate this Agreement by delivering a written termination notice to Seller within five (5) days after receiving actual knowledge or written notice of such proceedings. If Purchaser does not terminate this Agreement, both the Seller and the Purchaser, by and through their respective attorneys, shall have the right to appear in such condemnation proceedings and defend their interests in the Property. Any award in condemnation made prior to the Closing shall become the property of the Seller, and the Purchase Price shall be reduced by the amount of the condemnation award. If Purchaser does not terminate this Agreement and elects to close prior to the condemnation award being made, Purchaser shall be entitled to all condemnation awards or consideration in lieu of condemnation, and the Purchase Price shall not be reduced thereby. In the event of termination of this Agreement pursuant to this section, the Earnest Money, less the Independent Consideration (which shall be retained by Seller), shall be immediately refunded to the Purchaser, and neither party shall have any further right or obligation under this Agreement.

ARTICLE VIII

CLOSING

8.1 Time and Place. The sale and purchase of the Property shall be consummated at the Closing to be held at the offices of the Title Company as specified in the Schedule, or, at either party’s election, the Closing will be consummated through the mail with the party’s delivering to the Title Company all deliverables required by this Article VIII on or prior to the Closing Date.

8.2 Items to be Delivered by Seller at the Closing.

(a)	At the Closing Seller shall deliver or cause to be delivered to Purchaser, at Seller’s expense, each of the following items:

i.	A Special Warranty Deed, duly executed and acknowledged by Seller, granting, conveying and warranting to Purchaser good and indefeasible fee simple absolute title to the Property, free and clear of any liens, encumbrances, easements, restrictions, or other matters affecting title to the Property, except the Permitted Exceptions.

ii.	The Title Policy.

iii.	Pursuant to one or more assignment and assumption agreements, Seller and M-Tex, as applicable, shall assign all of their respective right, title and interest, if any, in and to the Development Agreement and the Facilities Agreement to Buyer (the “Assignments”).

iv.	The Farm Lease.

v.	Such evidence that may be reasonably required by the Title Company to evidence the status and capacity of Seller and the authority of the persons who are executing the various documents on behalf of the Seller.

vi.	A certificate in compliance with Section 1445 of the Internal Revenue Code and applicable regulations stating, under penalty of perjury, Seller’s or, if Seller is a disregarded entity, Seller’s sole member’s United States taxpayer identification number and that Seller or, if Seller is a disregarded entity, Seller’s sole member is not a “foreign person” as that term is defined in said Section 1445. If Seller fails to deliver such certificate, Purchaser may withhold from the Purchase Price and pay to the Internal Revenue Service the amounts required by Section 1445 and applicable regulations.

vii.	An “affidavit of parties in possession” for delivery to the Title Company, stating that to Seller’s current, actual knowledge, there are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers, except as set forth in the written leases provided to Purchaser during the Inspection Period.

viii.	Intentionally Omitted.

ix.	Seller will cure all Non-Permitted Liens.

(b)	At the Closing Purchaser shall deliver or cause to be delivered to Seller, at Purchaser’s expense, each of the following items, in form and substance reasonably satisfactory to Seller and Purchaser:

i.	The balance of the Purchase Price in immediately available funds, subject to adjustment and prorations as provided in this Agreement;

ii.	Counterparts of the Assignments.

iii.	A counterpart to the Farm Lease.

iv.	Such evidence that may be reasonably required by the Title Company to evidence the status and capacity of Purchaser and the authority of the persons who are executing the various documents on behalf of Purchaser; and

v.	A waiver of inspection and such other documents or instruments reasonably requested by Seller or the Title Company.

8.3. Adjustments and Prorations. At Closing, the following items shall be adjusted or prorated between Seller and Purchaser:

(a)	Ad valorem taxes for the Property for the then current calendar year shall be prorated in cash as of the Closing Date. The proration of such taxes shall be based upon taxes actually assessed for the then current calendar year or, if for any reason such taxes for the Property have not been actually assessed, such proration shall be based upon current appraised values and adjusted by cash settlement when exact amounts are available upon thirty (30) days notice from either party, which obligation shall survive Closing. If the Property is assessed and taxed as a part of a larger parcel, then, (i) for purposes of computing tax prorations, a proportionate part of the ad valorem taxes attributable to such larger parcel shall be allocated to the Property on the basis of the ratio between the number of gross acres of the Property and the total number of gross acres comprising such larger parcel, taking into account the value and location of any improvements located on the larger parcel, and (ii) immediately after Closing, Purchaser shall request the Montgomery County Appraisal District to tax the Property being conveyed as a separate tax parcel. All special taxes or assessments approved or assessed prior to the Closing Date shall be paid by Seller. If Seller or Seller’s predecessors in title have claimed any partial or total exemption from taxation of the Property based on agricultural or open space use or any other use, and if a loss of such partial or total exemption would result in the imposition of tax during Seller’s period of ownership of the Property or during Purchaser’s period of ownership of the Property (“Rollback Taxes”), Purchaser shall satisfy those taxes after the Closing, prior to delinquency, and Seller shall have no obligation after closing to pay any Rollback Taxes, regardless of whether they apply to Seller’s period of ownership of the Property or Purchaser’s period of ownership of the Property. Purchaser agrees to indemnify and hold Seller harmless from any and all loss, cost, cause of action, claim and expense (including, without limitation, attorney’s fees) resulting from Purchaser’s failure to timely pay the Rollback Taxes.

(b)	Seller agree to (i) pay the premium for basic owners Title Policy; (ii) pay for the. preparation of the Deed; (iii) any costs for recording fees for the Deed and any releases of recorded liens; and (iv) Seller’s attorney fees; (v) the expenses incurred in obtaining tax certificates; (vi) one-half (1/2) of the cost of any Title Company escrow fees; and (vii) such other incidental costs and fees customarily paid by sellers in comparable land transactions in the County in which the Property is located.

(c)	Purchaser shall pay the following costs and expenses: (i) Purchaser’s attorney’s fees; (ii) one-half (1/2) of the cost of any Title Company escrow fees; (iii) the premium charged by the Title Company to amend the “survey exception” in the Title Policy; (iv) the charge, if any, by the Title Company to exclude from the Title Policy the exception as to “rights of parties in possession” if Purchaser elects said exclusion; (v) the cost of all other endorsements to the Title Policy requested by Purchaser or its lender, (vi) the cost of any Lender’s Title Policy required by Purchaser’s lender, if any; (v) the cost of any new survey; and (vi) such other incidental costs required and fees customarily paid by Purchasers in comparable land transactions in the County in which the Property is located.

(d)	The agreements as to prorations and adjustments in this Section shall survive the Closing. In the event that, subsequent to the Closing, any adjustments made at the Closing pursuant to this Section are determined by the Title Company to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amounts shall be paid within ten days from receipt of the invoice.

8.4 Right to Possession. At the Closing and as a condition thereto, Purchaser shall be given full and unrestricted right to possession of the Property, but subject to the terms and conditions of Section 10.22 herein, and Seller will execute such instruments and take such action as may be appropriate or required to assure Purchaser of uninterrupted and full possession of the Property, immediately following the Closing.

ARTICLE IX

REMEDIES UPON DEFAULT

9.1. Default by Seller. If Seller fails to timely comply with any condition, covenant, or obligation of Seller hereunder, and such failure continues for five (5) days after Seller’s receipt of written notice from Purchaser (except for a failure to close on the Closing Date, for which there shall be no cure period), such failure shall be a default, and Purchaser shall have the right, as its sole and exclusive remedy (Purchaser hereby waiving all others), to either: (i) terminate this Agreement by giving written notice thereof to Seller, whereupon the Title Company immediately shall deliver the Earnest Money (and all accrued interest thereon, if any), less the Independent Consideration (which shall be retained by Seller), to Purchaser, free of any claims by Seller, whereupon neither party shall have any further rights or obligations hereunder except for those which expressly survive termination of this Agreement; or (ii) enforce specific performance of Seller’s obligations under this Agreement. Any such action for specific performance must be instituted, if at all, within ninety (90) days after the breach or alleged breach by Seller and, if such action is not so instituted within such period of time, then Purchaser shall be deemed conclusively to have waived the right to institute such action and to have elected to pursue the other remedy provided for above.

9.2. Default by Purchaser. If Purchaser fails to timely comply with any condition, covenant, or obligation of Purchaser hereunder, and such failure continues for five (5) days after Purchaser’s receipt of written notice from Seller (except for a failure to close on the Closing Date, for which there shall be no cure period), such failure shall be a default, and Seller, as Seller’s sole and exclusive remedy at law or in equity, shall have the right to terminate this Agreement by giving written notice thereof to Purchaser, whereupon neither party shall have any further rights or obligations hereunder except for those which expressly survive termination of this Agreement, and the Title Company shall deliver the Earnest Money to Seller, free of any claims by Purchaser. The Earnest Money is a reasonable, good faith estimate of actual damages that Seller would suffer, and shall be liquidated damages for Purchaser’s default due to the difficulty, inconvenience, and uncertainty of ascertaining Seller’s actual damages for Purchaser’s default. The payment of the Earnest Money upon Purchaser’s default shall constitute full satisfaction of Purchaser’s obligations hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, demand, or other communication required to be given or to be served upon any party hereunder shall be in writing and delivered to the person to whom the notice is directed, either: (i) in person; (ii) by United States Mail, as a registered or certified item with return receipt requested; or (iii) delivered by a delivery service (including any express mail or delivery service) that provides a delivery receipt. Notices, demands, or other communications delivered by mail shall be deemed given and received three (3) business days after being deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper, addressed properly, with proper postage affixed. Any notice, demand, or other communication given other than by certified or registered mail, return receipt requested, shall be deemed to have been given and received when delivered to the address of the party to whom it is addressed as stated in the Schedule. Either party hereto may change its address for notice by giving the other party ten days’ advance written notice of such change of address. Notices sent by a party’s legal counsel shall be deemed sent by such party.

10.2 Intentionally omitted.

10.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement may be assigned by the Purchaser upon notice to Seller prior to the Closing Date to a single purpose entity owned or controlled by Purchaser for the purpose of owning, developing and selling the Property. If Purchaser so assigns its rights to this Agreement, the assignee shall assume all obligations of Purchaser hereunder, provided, such assignment shall release Purchaser from all liability hereunder.

10.4 Interpretation and Applicable Law. THIS CONTRACT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND ALL OBLIGATIONS OF THE PARTIES CREATED HEREUNDER ARE PERFORMABLE IN THE COUNTY IN WHICH THE LAND IS LOCATED. Where required for proper interpretation, words in the singular shall include the plural; and words of any gender shall include all genders. The descriptive headings of the articles, sections, and paragraphs in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

10.5 Amendment. Except as provided above with respect to the automatic substitution of the legal description in Exhibit “A”, this Agreement may not be amended and no condition, covenant, or obligation may be waived, except by an agreement in writing signed by Seller and Purchaser.

10.6 Attorneys’ Fees. If either party files a lawsuit in connection with this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party, in addition to all other remedies or damages as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit.

10.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

10.8 Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.9 Dates. Any act performable on a legal holiday of the United States or the State of Texas or on a Saturday or Sunday shall be performable on the next business day following such date.

10.10 Brokers. If and when this Agreement is closed, but not otherwise, Seller agrees to pay in cash at Closing, real estate commissions to the persons and in the amounts as described in the Schedule. Each party represents and warrants to the other that, except for the persons identified as Brokers in the Schedule, no brokers or finders have been engaged by it in connection with the transactions contemplated by this Agreement, or, to its knowledge, is in any way connected with such transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution, or consummation of this Agreement, then each party shall indemnify, hold harmless, and defend the other party from and against any such claim based upon any statement, representation, or agreement made by, or allegedly made by, the indemnifying party. This indemnity shall survive the Closing or termination of this Agreement. By Purchaser’s execution of this Agreement, Purchaser acknowledges that Purchaser has been advised that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection or that Purchaser should be furnished with or obtain an Owner’s Policy of Title Insurance, as is contemplated by this Agreement.

10.11. Construction. The parties acknowledge that they have had the opportunity to be represented by counsel in connection with this transaction and that this Agreement shall be interpreted according to its fair construction and shall not be construed against either party.

10.12. Invalidity. If any provision in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.13. Intentionally omitted.

10.14. Time is of the Essence; Waiver. Time is of the essence with respect to every provision of this Agreement. No waiver by either party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy. Except as expressly provided herein, no waiver by either party of any of its rights or remedies hereunder or otherwise shall be effective unless such waiver is evidenced in a written instrument executed by the waiving party.

10.15. Confidentiality. Other than with respect to required governmental disclosures, or with respect to customary financial reporting in the ordinary course of business, neither Purchaser nor Seller shall, without the prior written consent of the other party, disclose to any person or party (except the parties hereto, their respective legal counsel and brokers and the Title Company) the economic terms of this Agreement. This covenant shall survive the Closing or termination of this Agreement.

10.16 No Assumption. Purchaser is acquiring only the Property from Seller and is not the successor of Seller. Purchaser does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation, or expense of Seller relating to the Property in any way except, and only to the extent, if any, expressly provided for herein or in the documents executed at Closing.

10.17 1031 Exchange. Seller may restructure the sale of the Property as a “deferred” like-kind exchange under Internal Revenue Code Section 1031, as amended, and the Treasury regulations there-under. Purchaser agrees to cooperate with Seller to permit Seller to accomplish the tax-deferred exchange, but at no additional expense, liability or risk to Purchaser, and with no delay in the Closing. Purchaser’s cooperation will include, without limitation, executing such supplemental documents necessary to accomplish a tax-deferred exchange as Seller may reasonably request, including, without limitation, any necessary consents allowing Seller to assign its rights in this Agreement or requiring Purchaser to pay the purchase price to a qualified intermediary or an affiliate or parent of Seller; provided, however, that Purchaser shall not be obligated by Seller to take title to any property other than the Property.

10.18. Joint Venture. During the Inspection Period, Seller and Purchaser will discuss the possibility of forming a limited liability company or a limited partnership agreement (“Newco”) in which Seller will either sell or contribute the Property to Newco. The formation documents will contain other terms regarding payment of profits and allocation of profits and loss. Neither party is obligated to form Newco.

10.19. As-Is, Where-Is. EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SPECIFICALLY STATED IN THE DEED AND ANY REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH HEREIN (COLLECTIVELY, THE “EXPRESS REPRESENTATIONS”), SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY, OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, OR CONCERNING (i) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, AND GEOLOGY, AND THE SUITABILITY THEREOF, FOR ANY ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON, (ii) THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY, ENCUMBRANCE, RESERVATION, CONDITION, OR OTHERWISE, (iii) THE COMPLIANCE OF THE PROPERTY OR THE OPERATION THEREOF WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY, (iv) THE AVAILABILITY (OR LACK THEREOF) OF ANY UTILITIES AT THE PROPERTY (INCLUDING, WITHOUT LIMITATION, WATER, SEWER, GAS, OR ELECTRICITY), (v) ANY ENVIRONMENTAL CONDITIONS WHICH MAY EXIST ON THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE EXISTENCE OR NON-EXISTENCE OF “HAZARDOUS SUBSTANCES,” “HAZARDOUS MATERIALS,” “TOXIC SUBSTANCES,” OR “SOLID WASTE” AS SUCH TERMS ARE DEFINED IN THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED BY THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, AND THE HAZARDOUS MATERIALS TRANSPORTATION ACT, AND STATE ENVIRONMENTAL LAWS, AND IN THE REGULATIONS PROMULGATED PURSUANT TO SUCH LAWS, ALL AS AMENDED, AND (vi) THE FINANCIAL EARNING CAPACITY OR HISTORY OR EXPENSE HISTORY OF THE OPERATION OF THE PROPERTY. THE CONVEYANCE OF THE PROPERTY IS MADE ON AN “AS-IS” BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENT OF SELLER HEREIN, EXCEPT FOR THE EXPRESS REPRESENTATIONS, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY. PURCHASER ACKNOWLEDGES TO SELLER THAT NO REPRESENTATIONS HAVE BEEN MADE BY SELLER, ITS AGENTS, BROKERS, OR EMPLOYEES IN ORDER TO INDUCE PURCHASER TO ENTER INTO THIS TRANSACTION OTHER THAN THE EXPRESS REPRESENTATIONS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES, WARRANTS, AND REPRESENTS TO SELLER THAT NEITHER SELLER NOR SELLER’S AGENTS, BROKERS, OR EMPLOYEES HAVE MADE ANY REPRESENTATION OR STATEMENT TO PURCHASER CONCERNING THE PROPERTY’S INVESTMENT POTENTIAL OR RESALE AT ANY FUTURE DATE, AT A PROFIT OR OTHERWISE, NOR HAS SELLER OR SELLER’S AGENTS, BROKERS, OR EMPLOYEES RENDERED ANY ADVICE OR EXPRESSED ANY OPINION TO PURCHASER REGARDING ANY INCOME TAX CONSEQUENCES OF OWNERSHIP OF THE PROPERTY.

PURCHASER ACKNOWLEDGES THAT ANY REPORTS SUPPLIED OR MADE AVAILABLE BY SELLER, WHETHER WRITTEN OR ORAL, OR IN THE FORM OF MAPS, SURVEYS, PLATS, SOIL REPORTS, ENGINEERING STUDIES, ENVIRONMENTAL STUDIES, OR OTHER INSPECTION REPORTS PERTAINING TO THE PROPERTY (“REPORTS”) ARE BEING DELIVERED TO PURCHASER ON AN “AS-IS/WHERE-IS” BASIS SOLELY AS A COURTESY AND THAT SELLER HAS NEITHER VERIFIED THE ACCURACY OF ANY STATEMENTS OR OTHER INFORMATION THEREIN CONTAINED, NOR ANY METHOD USED TO COMPILE THE REPORTS OR THE QUALIFICATIONS OF THE PERSON(S) PREPARING THE REPORTS, AND SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE ACCURACY, COMPLETENESS OR ANY OTHER ASPECT OF THE REPORTS.

PURCHASER EXPRESSLY WAIVES ALL WARRANTIES AND REPRESENTATIONS OF SELLER NOT SET FORTH IN THE SPECIAL WARRANTY DEED TO BE DELIVERED BY SELLER TO PURCHASER AT CLOSING. Purchaser acknowledges that Seller would have required a substantially higher purchase price if warranties or representations were required to survive Closing, and that the consideration to be paid as represented by the purchase price reflects the value of the Property without any representations or warranties except for the special warranty of title to be contained in the Special Warranty Deed.

Purchaser represents that it is knowledgeable in commercial real estate matters, specifically including property similar to the Property. Purchaser represents and covenants it has been (and will be) given the opportunity to inspect the Property and consult with competent professionals before determining to proceed with the purchase. Purchaser is not relying (and will not rely in the future) on any statements, facts or representations, oral or written, except for the special warranty of title to be contained in the Special Warranty Deed or written materials to be provided by Seller to Purchaser under this Agreement. Purchaser represents to Seller that its purchase of the Property is made with full knowledge of its current condition, that Purchaser has been given the full, adequate and unrestricted opportunity to inspect the Property (or, having been given the opportunity to so inspect the Property, has waived its right to do so) and, considering the foregoing, Purchaser desires to purchase the Property with full knowledge of its condition and defects.

The foregoing waivers and disclaimers shall be incorporated in the Special Warranty Deed to be delivered by Seller at Closing.

10.20. Statutory Notices.

(i)	The Texas Real Estate License Act requires written notice to Purchaser that it should have an attorney examine an abstract of title to the Property being purchased or obtain a title insurance policy. Notice to that effect is, therefore, hereby given Purchaser. Also, if the Property is situated in utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49 of the Texas Water Code requires Seller to deliver and the Purchaser to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fee of the district prior to final execution of this Agreement. Additionally, if the Property adjoins or shares a common boundary with the tidally influenced submerged lands of the state, Section 33.135 of the Texas Natural Resources Code, requires a notice regarding coastal area property to be included in the Agreement. If the Property is located outside the limits of a municipality, Seller notifies Purchaser under §5.011, Texas Property Code, that the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information. If the Property is in a public improvement district, Seller notifies Purchaser under §5.014, Texas Property Code that as a purchaser of the Property Purchaser will be obligated to pay an assessment to a municipality or county for an improvement project undertaken by a public improvement district under Chapter 372, Local Government Code. The assessment may be due annually or in periodic installments. More information concerning the amount of the assessment and the due dates of that assessment may be obtained from the municipality or county levying the assessment. The amount of the assessments is subject to change. Purchaser’s failure to pay the assessments could result in a lien on and the foreclosure of the Property.

(ii)	Notice Required by §13.257, Water Code: “The real property, described below, that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property. You are advised to determine if the property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property. The undersigned purchaser hereby acknowledges receipt of the foregoing notice at or before the execution of a binding contract for the purchase of the real property described in the notice or at closing of purchase of the real property.” The real property is defined herein as the “Property”.

(iii)	NOTICE OF WATER LEVEL FLUCTUATIONS: If the Property adjoins an impoundment of water, including a reservoir or lake, constructed and maintained under Chapter 11, Water Code, that has a storage capacity of at least 5,000 acre-feet at the impoundment’s normal operating level, Seller hereby notifies Purchaser: “The water level of the impoundment of water adjoining the Property fluctuates for various reasons, including as a result of: (1) an entity lawfully exercising its right to use the water stored in the impoundment; or (2) drought or flood conditions.”

10.21 Acceptance. Seller shall have until the date and time specified in the Schedule to execute this Agreement and return a fully executed original thereof to Purchaser; otherwise, the offer set forth in this Agreement shall be revoked automatically.

10.22 Farm Lease and Farm Matters.

(a)	Farm Lease. Prior to the end of the Inspection Period, Seller and Buyer shall finalize the form of a farm lease in a form reasonably acceptable to Seller and Buyer (the “Farm Lease”). At minimum, the Farm Lease shall provide that Seller, at its sole cost and expense, shall be responsible for maintaining the open-space or related exemptions on the Property during the term of the Farm Lease. The Farm Lease shall terminate on or before the Removal Date (defined below). The Parties contemplate that the Farm Lease shall provide for use of the Barn (defined below) and a certain portion of the Property (but not all) reasonably necessary to allow Seller’s horses (the “Horses”) to graze.

(b)	Farm House. Seller shall retain title to an approximate 2,200 square foot modular home located on the Property (“Farm House”), and the Farm House shall not be included as part of sale of the Property to Buyer. Not later than ninety (90) days after Closing (“Removal Date”), Seller, at Seller’s sole cost and expense, shall move the Farm House off the Property. From Closing until the Farm House is removed from the Property, Seller shall maintain liability and property loss insurance on the Farm House, Farm Items, Barn, and Horses (collectively, the “Removal Items”) in an amount not less than Two Million and No/100 Dollars ($2,000,000.00) and shall provide Buyer a certificate of insurance naming Buyer as an additional insured under such policy. At all times after Closing, Buyer shall have no liability for any loss or damage to the Farm House or any other Removal Items nor any injuries to Seller or its agents unless caused by or the result of the gross negligence of Buyer or its agents or representatives. Seller shall bear all costs and expenses related to the Farm House and other Removal Items, and shall indemnify Buyer from and against any loss or liability suffered by Buyer or its agents or representatives in connection with same unless such loss or liability is caused by or the result of the gross negligence of Buyer or its agents or representatives. Seller understands and agrees that Buyer intends to cause construction and development activity to occur on the Property. Seller hereby consents to the development activity so long as it does not unreasonably interfere with removing the Farm House from the Property or access to the Barn. Following Closing, Seller shall be allowed to enter the Farm House with prior notice to Buyer for purposes of preparing the Farm House for removal from the Property and removing the same from the Property.

(c)	Farm Items. Seller shall retain title to the front façade of the stalls located in the barn located on the Property (“Barn”) and all items located in the tack room of the Barn (collectively, the “Farm Items”). The Farm Items shall not be included as part of sale of the Property to Buyer. On or before the Removal Date, Seller shall remove the Farm Items from the Property. Buyer shall have no liability for any loss or damage to the Farm Items nor any injuries to Seller or its agents unless caused by or the result of the gross negligence of Buyer or its agents or representatives, and Seller shall bear all costs and expenses related to the Farm Items. Seller shall indemnify Buyer from and against any loss or liability suffered by Buyer or its agents or representatives unless such loss or liability is caused by or the result of the gross negligence of Buyer or its agents or representatives. If the Farm House or any Farm Items remain on the Property after the Removal Date, Buyer shall have the right to remove the Farm House and/or the Farm Items from the Property with no liability to Seller, and Seller agrees to promptly reimburse Buyer for Buyer’s actual costs of removal, plus fifteen percent (15%) of such amounts.

(d)	Survival. This Section 10.22 shall survive the Closing.

SELLER:		PURCHASER:

CTM Holdings, LLC		MAPLE X, INC
a Texas limited partnership		a Texas Corporation

By:	/s/ Cameron Maxedon	By:	/s/ Itiel Kaplan
	Cameron Maxedon, Manager		Itiel Kaplan, President

ACCEPTANCE BY TITLE COMPANY

The undersigned Title Company hereby acknowledges receipt of the Earnest Money referred to in the foregoing Agreement and agrees to accept, hold, and disburse the Earnest Money in accordance with the provisions of the Agreement and to be bound by the confidentiality requirements of Section 10.15 of the Agreement. The undersigned acknowledges that it is not a party to this Agreement and that it is executing below solely for the purpose of the foregoing acknowledgment and agreement.

Title Company

Riverway Title

6/28/2022	By:	/s/ Andrew Wheat
Date of Execution		Andrew Wheat, Escrow Officer

EXHIBIT “A”

PROPERTY DESCRIPTION

Seller and Purchaser hereby acknowledge and agree that the depiction attached as Exhibit “A” hereto shall be sufficient for purposes of identifying the Property and this Agreement shall not be rendered null and void for lack of a legal description as of the Effective Date.